EXHIBIT 99.1

EQUITY INNS ANNOUNCES THIRD QUARTER 2006 RESULTS

- AFFO Per Diluted Share Increases 8.8% to $0.37 -
- Average Daily Rate Increases 8.1%, Versus 6.8% for Industry -
- Occupancy Remains Strong at 74.2% Versus 68.5% for Industry -
- Company Commits to Convert 18 AmeriSuites to Hyatt Place Hotels -
- Updates 2006 Guidance -

GERMANTOWN, Tenn., November 2, 2006 -- Equity Inns, Inc. (NYSE: ENN), the third largest hotel real estate investment trust (REIT), today announced its results for the three and the nine months ended September 30, 2006.

Adjusted funds from operations (AFFO) per diluted share for the three months ended September 30, 2006 increased 8.8% to $0.37 as compared to $0.34 per diluted share in the same period last year. Adjusted EBITDA rose 17.2% to $34.5 million in the third quarter 2006 as compared to $29.4 million in the third quarter 2005. Net income applicable to common shareholders for the third quarter 2006 was $7.3 million, or $0.13 per diluted share, as compared to net income of $6.7 million, or $0.12 per diluted share in the prior year period. There was no difference between funds from operations (FFO) and AFFO for the third quarter 2006. For the nine months ended September 30, 2006, Equity Inns reported a 16.3% increase in AFFO per diluted share to $1.07, as compared to $0.92 per diluted share in the same period a year ago. Adjusted EBITDA increased 22.8% to $99.1 million for the nine months ended September 30, 2006. Net income applicable to common shareholders for the nine months ended September 30, 2006 was $12.5 million, or $0.23 per diluted share, as compared to net income of $11.7 million, or $0.22 per diluted share in the prior year period.

Financial Highlights for the Third Quarter and Nine Months of 2006:

Total hotel revenue increased 17.0% to $101.3 million for the third quarter 2006 as compared to $86.6 million for the third quarter 2005. Of the Company’s total hotel revenue increase of $14.7 million, $11.0 million was due to net incremental revenue from hotel acquisitions completed during 2005 and 2006 and $3.7 million was due to improved same-store results. The Company’s all comparable RevPAR growth of 4.8% was driven by an 8.1% increase in average daily rate (ADR) to $96.59, partially offset by a 240 basis point decline in occupancy to 74.2%. Equity Inns’ third quarter 2006 occupancy of 74.2% compares to an overall industry occupancy of 68.5%. The decline in occupancy for the Company this quarter was primarily due to the impact of reduced hurricane-related demand at the Company’s 25 Florida hotels, as compared to the third quarter 2005. The Company’s total hotel revenue for the nine months ended September 30, 2006 was $292.9 million, an increase of 22.4% from $239.2 million for the nine months ended September 30, 2005. RevPAR increased 7.2% on a year-to-date basis versus the same period in the prior year for all comparable hotels, driven by 8.1% growth in ADR, offset slightly by a 60 basis point decline in occupancy.

Howard A. Silver, President and Chief Executive Officer, stated, “We produced another solid quarter of profitable growth, with our results being within the range of our previously issued guidance. The impact from our 25 Florida hotels notwithstanding, our business was actually stronger than we had anticipated, which was driven by the continued pricing power of our brands and markets. Specifically, our 25 Florida hotels performed lower than our initial expectations due to the difficulty of estimating how much of the hurricane-supplemented demand of 2004 and 2005 could be replaced in a non-hurricane aided year. However, we are encouraged that demand at these hotels remains strong and that we continue to possess the ability to increase average daily rate. Excluding the Florida hotels, our RevPAR performance for the remaining portfolio was up a robust 7.5%.”

The Company’s gross operating profit margin (GOP margin) increased 10 basis points to 43.9% in the third quarter 2006 as compared to the third quarter 2005. GOP margin expansion was impacted by increased expenses at the Company’s 18 AmeriSuites, as Hyatt began investing in the operating infrastructure of these hotels in preparation for the conversion to Hyatt Place hotels in 2007. Due to minimum income guarantees that the Company receives from Hyatt, the additional costs had a nominal impact to Equity Inns' net operating income. Excluding the impact of the AmeriSuites, GOP margin would have increased 80 basis points to 44.5%. GOP margin for the nine months ended September 30, 2006 improved 90 basis points to 44.8% as compared to the same period last year.

Non-financial Third Quarter 2006 Highlights:

❖
The Company purchased three Marriott-branded hotels for an aggregate of $26.3 million, which equates to a capitalization rate of approximately 10%, or $69,000 per key. The average age of these hotels is eight years.

❖
Equity Inns signed a definitive agreement to purchase the Hilton Garden Inn in Albuquerque, New Mexico for $11.5 million, or $89,000 per key. The transaction is expected to be completed by the end of 2006.

❖
The Company sold four older hotels including three Hampton Inns and a Holiday Inn. The average age of these hotels was 24 years and the hotels were sold on a blended capitalization rate of approximately 5.1%. In addition, the Company sold a land tract in Salt Lake City (Sandy), Utah for its estimated carrying value of $2.0 million.

Subsequent Events:

❖
The Company signed an agreement to purchase four Marriott-branded hotels located in Kentucky with an average age of four years for an aggregate of approximately $53.8 million, equating to a capitalization rate of approximately 10%. This transaction was a result of a newly formed relationship with a management/development group.

❖
Equity Inns executed an agreement with Global Hyatt Corporation to convert all 18 of the Company’s AmeriSuites hotels to the Hyatt Place brand. The conversion of the hotels is expected to be completed by the end of 2007. The cost of the conversion is estimated to be between $50 and $60 million.

Capital Structure:

At September 30, 2006, Equity Inns had $573.3 million of long-term debt outstanding. The Company had $86.1 million of capacity under its $150.0 million unsecured line of credit. The weighted average interest rate of the Company's debt at the end of the third quarter 2006 was 6.5% versus 6.9% at the end of the third quarter 2005. Total debt represented 42.2% of the historical cost of the Company’s hotels and represented 36% of the Company’s total market capitalization at the end of the third quarter 2006. Equity Inns’ leverage ratio was 4.4 times at the end of the third quarter 2006, which is near a five-year low for the Company. Fixed rate debt, including variable rate debt hedged by interest rate swaps, amounted to approximately 96.3% of total debt. At September 30, 2006, the Company’s outstanding common stock and partnership units were a combined 55.6 million.

During the third quarter, Equity Inns received an increase in its line of credit and closed a mortgage debt offering. The line of credit increased to $150 million from $125 million and went from a secured line to an unsecured line. The Company expects to save approximately $600,000 annually in interest expense due to the lower interest rate on the new line. The Company also refinanced a new 10-year, $50 million mortgage loan bearing interest of 5.65%, which is expected to save approximately $975,000 in annual interest expense. Equity Inns now has 37 unencumbered hotels as compared to none at the end of 2003.

Dividend:

During the third quarter 2006, the Company increased its common stock dividend by 35%, as compared to the third quarter 2005, to $0.23 per share. Equity Inns’ trailing twelve months’ cash available for distribution (CAD) payout ratio was 68.9%.

Mr. Silver concluded, “We have continued confidence in the ability of our portfolio to produce strong cash flows, as evidenced by our decision to increase the dividend, which remains in a solid position based upon our low payout ratio. We continue to reposition our portfolio, having announced or completed the acquisition of 14 hotels during 2006 amounting to approximately $170 million, at an average capitalization rate of approximately 9.6% and having sold seven older hotels with limited remaining franchise life for an aggregate of $36.5 million. Our acquisition pipeline remains robust with opportunities in excess of $150 million. While we currently anticipate that our RevPAR comparisons will be negatively impacted for the remainder of this year by the unusually strong hurricane-related results of 2004 and 2005, we believe that we are well-positioned for 2007 based upon our projection of minimal new supply, sustained strong demand and fewer ENN hotels under renovation. Due to our minimum income guarantees, we expect an immaterial impact to ENN from renovation activity at our AmeriSuites hotels undergoing rebranding in 2007.”

Updated 2006 Guidance:

Based upon the Company’s expectations for continued improvement of the U.S. economy, moderate supply growth, further improvement in the upscale and mid-scale lodging sectors, recent acquisitions and divestitures, additional planned expense increases, room renovations, and given the results of the third quarter 2006, Equity Inns is updating the Company’s RevPAR, Adjusted EBITDA, AFFO and net income per diluted share guidance, which is as follows:

•
RevPAR growth for 2006 is now expected to range from 5.5% to 6%, with nearly all of the increase being attributed to ADR. The fourth quarter RevPAR change is expected to be in the range of 0% to an increase of 2% due to an expected lower occupancy as compared to the high occupancies of the Company’s Florida hotels in 2005.

•	Adjusted EBITDA for 2006 is now expected to range from approximately $126 million to $127 million.
•	AFFO for 2006 is now expected to be in the range of $1.28 to $1.30 per diluted share. The fourth quarter 2006 AFFO is expected to range from $0.20 to $0.22 per diluted share.
•
Net income applicable to common shareholders for 2006 is now expected to be in the range of $0.19 to $0.20 per diluted share. For the fourth quarter 2006, net loss applicable to common shareholders is expected to be ($0.04) to ($0.06) per diluted share.

Additionally, capital expenditures for the full year 2006 are now expected to be approximately $45 million to $50 million.

Conference Call:

Equity Inns will hold a conference call and webcast to discuss the Company's third quarter results after the market close on November 2, 2006, at 4:30 p.m. (Eastern Time). Interested investors and other parties may listen to the conference call by dialing 800-811-8845 or 913-981-4905 for international participants. A simultaneous webcast of the conference call may be accessed by logging onto the Company's website at http://www.equityinns.com/ and selecting the microphone icon.

A replay of the conference call will be available on the Internet at www.streetevents.com and the Company's website, http://www.equityinns.com, for seven days following the call. A recording of the call will also be available by telephone November 2, 2006 through November 9, 2006 by dialing 888-203-1112 or 719-457-0820 for international participants. The pass code is 6512548.

Forward Looking Statements

Certain matters discussed in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws and involve risks and uncertainties. The words “may,” “plan,” “project,” “anticipate,” “believe,” “estimate,” “forecast, “expect,” “intend,” “will,” and similar terms are intended to identify forward-looking statements, which include, without limitation, statements concerning our outlook for the hotel industry, acquisition and disposition plans for our hotels and assumptions and forecasts of future results for fiscal year 2006. Forward-looking statements are not guarantees of future performance and involve numerous risks and uncertainties which may cause our actual financial condition, results of operations and performance to be materially different from the results of expectations expressed or implied by such statements. General economic conditions, future acts of terrorism or war, risks associated with the hotel and hospitality business, the availability of capital, risks associated with our debt financing, hotel operating risks and numerous other factors, may affect our future results and performance and achievements. These risks and uncertainties are described in greater detail in our 2005 Annual Report on Form 10-K filed on March 15, 2006, and our other periodic filings with the United States Securities and Exchange Commission (SEC). We undertake no obligation and do not intend to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

Notes to Financial Information

The Company operates as a self-managed and self-administered real estate investment trust, or REIT. Readers are encouraged to find further detail regarding Equity Inns’ organizational structure in its annual report on Form 10-K for the year ended December 31, 2005 as filed with the SEC.

Non-GAAP Financial Measures

Included in this press release are certain "non-GAAP financial measures," which are measures of the Company's historical or future financial performance that are different from measures calculated and presented in accordance with generally accepted accounting principles, or GAAP, within the meaning of applicable SEC rules. These include: (i) Gross Operating Profit Margin, (ii) Funds From Operations, (iii) Adjusted Funds From Operations, (iv) Adjusted EBITDA, (v) Cash Available for Distribution (CAD), (vi) CAD Payout Ratio, (vii) Capitalization Rate (viii) Leverage Ratio, (ix) Total Shareholder Return and (x) Hotel Operating Statistics. The following discussion defines these terms, which the Company believes can be useful measures of its performance.

Gross Operating Profit Margin

The Company uses a measure common in the hotel industry to evaluate its operating results. Gross operating profit margin (GOP margin) is defined as hotel revenues minus hotel operating costs before property taxes, insurance and management fees, divided by hotel revenues.

Funds from Operations

The National Association of Real Estate Investment Trusts, or NAREIT, defines funds from operations, or FFO, as net income (loss) applicable to common shareholders, excluding gains (or losses) from sales of real estate, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not include the cost of capital improvements or any related capitalized interest.

Equity Inns uses FFO per diluted share as a measure of performance to adjust for certain non-cash expenses such as depreciation and amortization because historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Because real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be less informative. NAREIT adopted the definition of FFO in order to promote an industry-wide standard measure of REIT operating performance. Accordingly, as a member of NAREIT, Equity Inns adopted FFO as a measure to evaluate performance and facilitate comparisons between the Company and other REITs, although FFO and FFO per diluted share may not be comparable to those measures, or similarly titled measures, as reported by other companies. Additionally, FFO is used by management in the annual budget process.

Adjusted Funds From Operations

Equity Inns further adjusts FFO for losses on impairment of hotels, prepayment penalties on extinguishment of debt and other non-cash or unusual items. We refer to this as adjusted funds from operations, or AFFO. The Company’s computation of AFFO and AFFO per diluted share is not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes it is an appropriate measure for this Company. The Company uses AFFO because it believes that this measure provides investors a useful indicator of the operating performance of the Company’s hotels by adjusting for the effects of certain non-cash or non-recurring items arising from the Company’s financing activities, impairment charges on hotels held for sale and other areas. In addition to being used by management in the annual budget process, AFFO per diluted share is also used by the Compensation Committee of the Board of Directors as one of the criteria for performance-based executive compensation.

Adjusted EBITDA

Earnings before Interest Expense, Income Taxes, Depreciation and Amortization, or EBITDA, is a commonly used measure of performance in many industries, which the Company believes provides useful information to investors regarding its results of operations. The Company believes that EBITDA helps investors evaluate the ongoing operating performance of its properties and facilitates comparisons with other lodging REITs, hotel owners who are not REITs, and other capital-intensive companies. The Company uses EBITDA to provide a baseline when evaluating hotel results.

The Company also uses EBITDA as one measure in determining the value of acquisitions and dispositions and, like FFO and AFFO; it is also used by management in the annual budget process.

The Company further adjusts EBITDA to exclude preferred stock dividends, income or losses from discontinued operations, minority interests and losses on impairment of hotels because it believes that including such items in EBITDA is not consistent with reflecting the ongoing operating performance of the remaining assets.

The Company has historically adjusted EBITDA when evaluating its performance because management believes that the exclusion of certain non-cash and non-recurring items described above assists the Company in measuring the performance of its hotels and reflects the ongoing value of the Company as a whole. Therefore, the Company modifies EBITDA and refers to this measure as Adjusted EBITDA.

Cash available for distribution (CAD) and CAD Payout Ratio

Cash available for distribution (CAD) is defined as AFFO, adjusted for certain non-cash amortization and an allowance for recurring capital expenditures equal to four percent of hotel room revenue from continuing operations. The Company computes the CAD Payout Ratio by dividing common dividends per share and unit paid over the last twelve months by trailing twelve-month CAD per share for the same period. The Company believes the CAD Payout Ratio also helps improve equity holders' ability to understand the Company’s ability to make distributions to its shareholders.

Capitalization Rate

The Company uses a measure common in the hotel industry to discuss its underwriting of acquired or disposed hotel assets. Capitalization rate, for this discussion, is defined as the percentage derived by dividing the net operating income of the hotel asset(s), less a management fee and an allowance for recurring capital expenditures, by the purchase price paid or received for the hotel asset(s).

Leverage Ratio

The Company uses a measure common in the hotel industry to evaluate its financial leverage. Leverage ratio is defined as the Company’s long-term debt divided by EBITDA as defined in the financial covenants of its Line of Credit.

Total Shareholder Return

The Company uses a measure common in the hotel industry to discuss its return to common shareholders. Total shareholder return is defined as reinvested stock dividend income plus the percentage of stock price appreciation or minus the percentage of stock price reduction over the respective period. Total shareholder return is also used by the Compensation Committee of the Board of Directors as one of the criteria for performance-based executive compensation.

Hotel Operating Statistics

The Company uses a measure common in the hotel industry to evaluate the operations of its hotel room revenue per available room, or RevPAR. RevPAR is the product of the average daily rate, or ADR, charged and the average daily occupancy achieved. RevPAR does not include food and beverage or other ancillary revenues such as parking, telephone, or other guest services generated by the property. Similar to the reporting periods for the Company's statement of operations, hotel operating statistics (i.e., RevPAR, ADR and average occupancy) are reported based on a quarter end. This facilitates year-to-year comparisons of hotel results, as each reporting period will be comprised of the same number of days of operations as in the prior year.

GOP Margin, FFO, AFFO, FFO per share, AFFO per share, Adjusted EBITDA, CAD, CAD Payout Ratio, Capitalization Rate, Leverage Ratio, Total Shareholder Return and Hotel Operating Statistics presented, may not be comparable to the same or similarly titled measures calculated by other companies and may not be helpful to investors when comparing Equity Inns to other companies. This information should not be considered as an alternative to net income, income from operations, cash from operations, or any other operating performance measure prescribed by GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), interest expense (for Adjusted EBITDA purposes) and other items have been and will be incurred and are not reflected in the Adjusted EBITDA, FFO and AFFO per share presentations. Equity Inns' statement of operations and cash flows include disclosure of its interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating the Company's performance, as well as the usefulness of its non-GAAP financial measures. Additionally, FFO, AFFO, FFO per share, AFFO per share, Adjusted EBITDA and CAD should not be considered as a measure of the Company's liquidity or indicative of funds available to fund its cash needs, including the Company's ability to make cash distributions. In addition, FFO per share, AFFO per share and CAD do not measure, and should not be used as measures of, amounts that accrue directly to shareholders' benefit.

About Equity Inns

Equity Inns, Inc. is a self-advised REIT that focuses on the upscale extended stay, all-suite and midscale limited-service segments of the hotel industry. The Company, which ranks as the third largest hotel REIT based on number of hotels, currently owns 125 hotels with 14,924 rooms located in 35 states. For more information about Equity Inns, visit the Company's Web site at www.equityinns.com.

CONTACT:	Equity Inns, Inc.
Howard Silver
Mitch Collins, 901-754-7774
Or
Integrated Corporate Relations, Inc.
Brad Cohen, 203 682-8211

EQUITY INNS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	September 30, 2006	December 31, 2005
	(unaudited)
ASSETS
Investment in hotel properties, at cost	$1,347,983	$1,276,966
Accumulated depreciation	(310,268)	(298,733)
Investment in hotel properties, net	1,037,715	978,233
Assets held for sale	-	-
Cash and cash equivalents	7,652	6,556
Accounts receivable, net of doubtful accounts of $200 and $175, respectively	9,416	8,960
Interest rate swaps	592	877
Notes receivable, net	1,905	1,688
Deferred expenses, net	13,812	11,927
Deposits and other assets, net	17,854	17,595

Total Assets	$1,088,946	$1,025,836

LIABILITIES AND SHAREHOLDERS’ EQUITY
Long-term debt	$573,260	$557,475
Accounts payable and accrued expenses	42,367	39,204
Distributions payable	14,854	10,674
Minority interests in Partnership	5,177	8,363

Total Liabilities	635,658	615,716

Commitments and Contingencies

Shareholders’ Equity:

Preferred Stock, $.01 par value, 10,000,000 shares authorized
Series B, 8.75%, $.01 par value, 3,450,000 and 3,450,000 shares issued and outstanding	83,524	83,524
Series C, 8.00%, $.01 par value, 2,400,000 and 0 shares issued and outstanding	57,861	-
Common stock, $.01 par value, 100,000,000 shares authorized, 55,464,961 and 54,749,308 shares issued and outstanding	555	547
Additional paid-in capital	577,049	570,658
Treasury stock, at cost, 747,600 shares	(5,173)	(5,173)
Distributions in excess of net earnings	(261,120)	(240,313)
Unrealized gain (loss) on interest rate swaps	592	877

Total Shareholders’ Equity	453,288	410,120

Total Liabilities and Shareholders’ Equity	$1,088,946	$1,025,836

EQUITY INNS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2006	2005	2006	2005
Revenue:
Room revenue	$97,389	$83,106	$281,856	$229,508
Other hotel revenue	3,901	3,479	11,013	9,715
Total hotel revenue	101,290	86,585	292,869	239,223

Operating expenses:
Direct hotel expenses	55,261	47,597	159,482	130,546
Other hotel expenses	3,169	2,582	8,461	7,177
Depreciation	13,591	11,721	39,220	33,498
Property taxes, rental expense and insurance	6,490	5,138	18,645	15,308
General and administrative expenses:
Non-cash stock-based compensation	910	290	2,952	1,053
Other general and administrative expenses	1,995	1,941	7,480	5,765
Loss on impairment of hotels	-	-	5,210	-
Total operating expenses	81,416	69,269	241,450	193,347

Operating income	19,874	17,316	51,419	45,876

Interest expense, net	10,338	9,100	29,737	25,515

Income (loss) from continuing operations before
minority interests and income taxes	9,536	8,216	21,682	20,361
Minority interest income (expense)	(131)	(192)	(241)	(311)
Deferred income tax benefit (expense)	-	-	-	-

Income (loss) from continuing operations	9,405	8,024	21,441	20,050

Discontinued operations:
Gain (loss) on sale of hotel properties	582	625	5,117	625
Loss on impairment of hotels held for sale	-	-	(6,690)	(3,500)
Income (loss) from operations of discontinued operations	355	(38)	1,296	190
Income (loss) from discontinued operations	937	587	(277)	(2,685)

Net income (loss)	10,342	8,611	21,164	17,365

Preferred stock dividends	(3,087)	(1,887)	(8,647)	(5,660)

Net income (loss) applicable to common shareholders	$7,255	$6,724	$12,517	$11,705

Net income (loss) per share data:
Basic and diluted income (loss) per share:
Continuing operations	$0.11	$0.11	$0.23	$0.27
Discontinued operations	0.02	0.01	0.00	(0.05)

Net income (loss) per common shares	$0.13	$0.12	$0.23	$0.22

Weighted average number of common shares outstanding, basic and diluted	54,727	54,005	54,557	53,360

EQUITY INNS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO FUNDS FROM OPERATIONS,
ADJUSTED FUNDS FROM OPERATIONS AND CASH AVAILABLE FOR DISTRIBUTION
(unaudited)

The following is a reconciliation of net income (loss) to FFO and AFFO, both applicable to common shareholders, and cash available for distribution and illustrates the difference in these measures of operating performance (in thousands, except per share and unit data):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2006	2005	2006	2005

Net income (loss) applicable to common shareholders	$7,255	$6,724	$12,517	$11,705

Add (subtract):
(Gain) loss on sale of hotel properties	(582)	(625)	(5,117)	(625)
Minority interests (income) expense	131	192	241	311
Depreciation	13,591	11,721	39,220	33,498
Depreciation from discontinued operations	30	614	783	1,984

Funds From Operations (FFO)	20,425	18,626	47,644	46,873

Loss on impairment of hotels	-	-	11,900	3,500
Fees incurred on indefinitely postponed unsecured offering	-	-	-	245

Adjusted Funds From Operations (AFFO)	20,425	18,626	59,544	50,618

Add:
Amortization of debt issuance costs	574	482	1,551	1,443
Amortization of deferred expenses and non-cash stock-based compensation	999	379	3,226	1,311

Capital reserves	(4,052)	(3,463)	(11,715)	(9,569)

Cash Available for Distribution	$17,946	$16,024	$52,606	$43,803

Weighted average number of diluted common shares and Partnership units outstanding	55,641	55,393	55,608	54,774

FFO per Share and Unit	$0.37	$0.34	$0.86	$0.86

AFFO per Share and Unit	$0.37	$0.34	$1.07	$0.92

Cash Available for Distribution per Share and Unit	$0.32	$0.29	$0.95	$0.80

EQUITY INNS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(unaudited)

The following is a reconciliation of net income (loss) applicable to common shareholders to Adjusted EBITDA and illustrates the difference in these measures of operating performance (in thousands):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2006	2005	2006	2005

Net income (loss) applicable to common shareholders	$7,255	$6,724	$12,517	$11,705

Add (subtract):
Preferred stock dividends	3,087	1,887	8,647	5,660
(Income) loss from discontinued operations	(937)	(587)	277	2,685
Minority interests (income) expense	131	192	241	311
Interest expense, net	10,338	9,100	29,737	25,515
Loss on impairment of hotels	-	-	5,210	-
Depreciation	13,591	11,721	39,220	33,498
Amortization of deferred expenses and non-cash stock-based compensation	999	379	3,226	1,311

Adjusted EBITDA	$34,464	$29,416	$99,075	$80,685

EQUITY INNS, INC.
2006 GUIDANCE RECONCILIATION
(unaudited)

The following is a reconciliation of the Company’s 2006 forecast of net income (loss) to FFO and AFFO, both applicable to common shareholders, and Adjusted EBITDA, and illustrates the difference in these measures of operating performance (in thousands, except per share and unit data):

	Three Months Ended December 31, 2006		Twelve Months Ended December 31, 2006
	Low End Range	High End Range	Low End Range	High End Range
FFO AND AFFO RECONCILIATION:

Net income (loss) applicable to common shareholders	$(3,085)	$(2,110)	$10,392	$10,642

Add (subtract):
(Gain) loss on sale of hotel properties	-	-	(5,117)	(5,117)
Minority interests (income) expense	(15)	(15)	225	225
Depreciation	14,000	14,500	53,220	53,720
Depreciation from discontinued operations	-	-	780	780

Funds From Operations (FFO)	10,900	12,375	59,500	60,250

Loss on impairment of hotels	-	-	11,900	11,900
Other

Adjusted Funds From Operations (AFFO)	$10,900	$12,375	$71,400	$72,150

Weighted average number of diluted common shares and Partnership units outstanding	55,643	55,643	55,609	55,609

FFO per Share and Unit	$0.20	$0.22	$1.07	$1.08

AFFO per Share and Unit	$0.20	$0.22	$1.28	$1.30

ADJUSTED EBITDA RECONCILIATION:

Net income (loss) applicable to common shareholders	$(3,085)	$(2,110)	$10,392	$10,642

Add (subtract):
Preferred stock dividends	3,087	3,087	11,733	11,733
(Income) loss from discontinued operations	300	300	577	577
Minority interests (income) expense	(15)	(15)	225	225
Interest expense, net	10,750	11,200	40,400	40,850
Loss on impairment of hotels	-	-	5,210	5,210
Depreciation	14,000	14,500	53,220	53,720
Amortization of deferred expenses and non-cash stock-based compensation	975	975	4,200	4,200

Adjusted EBITDA	$26,012	$27,937	$125,957	$127,157

Equity Inns, Inc.
Hotel Performance
For the Three Months Ended September 30, 2006 and 2005
All Comparable (1)

		RevPAR (2)		Occupancy		ADR
	# of Hotels	2006	Variance to 2005	2006	Variance to 2005	2006	Variance to 2005
Portfolio	125	$71.65	4.8%	74.2%	-2.4 pts.	$96.59	8.1%

Franchise
AmeriSuites	18	$57.83	-0.4%	69.8%	-3.2 pts.	$82.90	4.2%
Comfort Inn	2	$65.32	-8.0%	65.1%	-8.3 pts.	$100.31	3.7%
Courtyard	13	$82.48	4.7%	76.0%	-4.0 pts.	$108.58	10.2%
Embassy Suites	1	$69.92	-7.7%	63.6%	-5.3 pts.	$109.99	0.0%
Fairfield Inn & Suites	1	$56.82	17.8%	69.5%	-2.6 pts.	$81.72	22.2%
Hampton Inn	45	$66.66	7.8%	74.5%	0.0 pts.	$89.47	7.8%
Hampton Inn & Suites	2	$68.95	0.4%	69.4%	-4.3 pts.	$99.41	6.6%
Hilton Garden Inn	2	$60.09	-11.1%	58.0%	-11.5 pts.	$103.54	6.4%
Holiday Inn	3	$59.05	5.9%	70.6%	-7.9 pts.	$83.60	17.8%
Homewood Suites	10	$95.01	6.9%	80.2%	-3.6 pts.	$118.47	11.7%
Residence Inn	22	$85.41	5.2%	79.0%	-1.9 pts.	$108.14	7.6%
SpringHill Suites	5	$67.36	6.7%	73.8%	-4.6 pts.	$91.27	13.3%
TownePlace Suites	1	$48.71	-2.4%	71.9%	-1.9 pts.	$67.75	0.2%

Region
East North Central	18	$73.22	9.5%	73.3%	-0.8 pts.	$99.92	10.7%
East South Central	18	$64.39	3.0%	73.6%	-3.8 pts.	$87.47	8.3%
Middle Atlantic	6	$89.60	7.5%	80.1%	3.6 pts.	$111.86	2.7%
Mountain	8	$67.39	-4.4%	77.5%	-6.0 pts.	$86.90	3.0%
New England	7	$75.21	13.6%	79.8%	7.2 pts.	$94.30	3.3%
Pacific	3	$114.54	7.1%	85.9%	-2.1 pts.	$133.37	9.6%
South Atlantic	48	$67.70	-0.3%	70.8%	-5.4 pts.	$95.58	7.3%
West North Central	7	$72.88	11.0%	75.8%	1.2 pts.	$96.17	9.3%
West South Central	10	$69.47	15.6%	75.2%	0.3 pts.	$92.39	15.1%

Type
All Suite	19	$59.00	-1.3%	69.2%	-3.4 pts.	$85.31	3.6%
Extended Stay	33	$88.06	5.8%	79.3%	-2.5 pts.	$111.11	9.1%
Full Service	4	$62.16	-3.7%	66.1%	-11.5 pts.	$93.99	13.1%
Limited Service	69	$68.84	6.6%	74.0%	-1.3 pts.	$93.00	8.5%

(1) All Comparable is defined as our system-wide gross lodging revenues for hotels that the Company owned at period end.

(2) RevPAR is calculated by multiplying the Company’s average daily rate (ADR) by occupancy.

Equity Inns, Inc.
Hotel Performance
For the Nine Months Ended September 30, 2006 and 2005
All Comparable (1)

		RevPAR (2)		Occupancy		ADR
	# of Hotels	2006	Variance to 2005	2006	Variance to 2005	2006	Variance to 2005
Portfolio	125	$72.02	7.2%	73.9%	-0.6 pts.	$97.52	8.1%

Franchise
AmeriSuites	18	$59.22	8.1%	70.2%	0.8 pts.	$84.30	6.8%
Comfort Inn	2	$63.98	-6.5%	63.5%	-5.5 pts.	$100.69	1.7%
Courtyard	13	$85.06	7.3%	79.9%	-0.7 pts.	$106.50	8.2%
Embassy Suites	1	$92.73	2.4%	73.6%	-1.3 pts.	$126.00	4.2%
Fairfield Inn & Suites	1	$56.82	17.9%	73.2%	0.9 pts.	$77.66	16.4%
Hampton Inn	45	$65.71	9.4%	72.5%	0.7 pts.	$90.68	8.4%
Hampton Inn & Suites	2	$91.93	9.0%	76.7%	-1.8 pts.	$119.87	11.6%
Hilton Garden Inn	2	$78.71	-3.3%	65.0%	-8.5 pts.	$121.04	9.4%
Holiday Inn	3	$53.41	9.5%	66.6%	-4.1 pts.	$80.19	16.2%
Homewood Suites	10	$92.77	8.2%	79.7%	-0.8 pts.	$116.41	9.3%
Residence Inn	22	$81.67	3.0%	76.6%	-2.8 pts.	$106.59	6.8%
SpringHill Suites	5	$69.66	14.7%	76.1%	0.2 pts.	$91.50	14.4%
TownePlace Suites	1	$52.24	-6.9%	75.0%	-6.4 pts.	$69.62	1.0%

Region
East North Central	18	$65.60	10.6%	68.5%	0.5 pts.	$95.77	9.9%
East South Central	18	$64.35	6.3%	73.9%	-1.2 pts.	$87.08	8.0%
Middle Atlantic	6	$72.76	-0.3%	68.7%	-2.7 pts.	$105.96	3.7%
Mountain	8	$70.56	1.6%	77.0%	-3.3 pts.	$91.70	5.9%
New England	7	$64.77	10.1%	71.7%	5.0 pts.	$90.35	2.3%
Pacific	3	$101.87	11.4%	82.1%	1.8 pts.	$124.04	9.0%
South Atlantic	48	$77.30	4.8%	75.3%	-2.5 pts.	$102.62	8.2%
West North Central	7	$66.75	13.4%	72.5%	3.6 pts.	$92.02	7.7%
West South Central	10	$70.51	17.4%	76.8%	2.4 pts.	$19.75	13.8%

Type
All Suite	19	$62.47	7.2%	70.6%	0.6 pts.	$88.52	6.3%
Extended Stay	33	$85.06	4.9%	77.7%	-2.1 pts.	$109.44	7.8%
Full Service	4	$59.47	0.5%	64.9%	-6.5 pts.	$91.61	10.5%
Limited Service	69	$69.97	9.0%	73.8%	0.1 pts.	$94.88	8.8%

(1) All Comparable is defined as our system-wide gross lodging revenues for hotels that the Company owned at period end.

(2) RevPAR is calculated by multiplying the Company’s average daily rate (ADR) by occupancy.